Exhibit 23.2

CONSENT OF CARDNO MM&A

As mining and geological consultants, we hereby consent to the use by Rhino Resource Partners LP (the “Partnership”) in connection with its Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”), and any amendments thereto, and to the incorporation by reference in the Partnership’s Registration Statement on Form S-8 (No. 333-169714), and in the Partnership’s Registration Statement on Form S-3 (File No. 333-177151) of information contained in our report dated January 14, 2013 in the Form 10-K. We also consent to the reference to Cardno MM&A in those filings and any amendments thereto.

Cardno MM&A

By:	/s/ Peter Lawson
Name: Peter Lawson
Title: Executive Vice President

Dated: March 4, 2013